Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
January 23, 2013	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR THE FOURTH QUARTER OF 2012, WITH FULL YEAR 2012 EARNINGS UP 44%

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $10.2 million for the quarter ended December 31, 2012, a 42% increase over the $7.2 million net income for the quarter ended December 31, 2011. Net income available to common shareholders for the quarter ended December 31, 2012 increased 43% to $10.1 million ($0.44 per basic common share and $0.43 per diluted common share), as compared to $7.0 million ($0.35 per basic and diluted common share) for the same three month period in 2011.

For the year ended December 31, 2012, the Company’s net income was $35.3 million, a 44% increase over the $24.6 million for the year ended December 31, 2011. Net income available to common shareholders increased 51% to $34.7 million ($1.65 per basic common share and $1.61 per diluted common share), as compared to $23.0 million ($1.16 per basic common share and $1.14 per diluted common share) for the year ended December 31, 2011.

“We are very pleased to report another quarter of record earnings, highlighted by strong, balanced and consistent financial performance, substantially higher total revenue from net interest income and noninterest income, continued favorable asset quality trends and substantial capital growth” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. The Company’s earnings have now increased in each quarter since the fourth quarter of 2008.  Mr. Paul added “for the fourth quarter of 2012, the Company continued its trend of achieving growth in both average loans and deposits, maintaining a strong net interest margin, and accomplishing enhanced levels of noninterest revenue, primarily from higher levels of residential mortgage refinancing activity. Additional liquidity was added to the balance sheet in the fourth quarter to address potential risk from expiration of the TAG deposit insurance program and normal year end activity. The Company also maintained favorable operating cost management as measured by both the Efficiency Ratio and the level of Noninterest Expenses to Average Assets. For the fourth quarter of 2012, average loan balances grew 4% as compared to the third quarter of 2012, while average deposit balances were 7% higher. The net interest margin remained strong at 4.31% for the fourth quarter of 2012, in spite of substantially higher balance sheet liquidity.  Total revenue (net interest income plus noninterest income) was $40.8 million for the fourth quarter of 2012, 7% higher than the third quarter of 2012 and 27% higher than the same quarter one year ago.”

At December 31, 2012, total assets were $3.41 billion, compared to $2.83 billion at December 31, 2011, a 20% increase. As compared to September 30, 2012, total assets at December 31, 2012 increased by $433 million, a 15% increase. Total loans (excluding loans held for sale) were $2.49 billion at December 31, 2012 compared to $2.06 billion at December 31, 2011, a 21% increase. As compared to September 30, 2012, total loans at December 31, 2012 increased by $95 million, a 4% increase. Total deposits were $2.90 billion at December 31, 2012, compared to deposits of $2.39 billion at December 31, 2011, a 21% increase. As compared to September 30, 2012, total deposits at December 31, 2012 increased by $382 million, a 15% increase, which included $127 million in broker deposits. Loans held for sale amounted to $226.9 million at December 31, 2012 as compared to $176.8 million at December 31, 2011, a 28% increase. As compared to September 30, 2012 loans held for sale increased by $56 million, a 33% increase. The investment portfolio totaled $299.8 million at December 31, 2012, a 5% decrease from the $313.8 million balance at December 31, 2011. As compared to September 30, 2012, the investment portfolio at December 31, 2012 increased by $3.5 million, a 1% increase. Total borrowed funds (excluding customer repurchase agreements) were $39.3 million at December 31, 2012 compared to $49.3 million at December 31, 2011, a 20% decrease. As compared to September 30, 2012, total borrowed funds at December 31, 2012 decreased by $10 million, a 20% decrease due to the early payoff of Federal Home Loan Bank (“FHLB”) advances.

Total shareholders’ equity increased to $350.0 million at December 31, 2012, compared to $266.7 million and $324.4 million at December 31, 2011 and September 30, 2012, respectively. In late October 2012, the Company announced completion of a $35 million At the Market Stock Offering (which commenced May 1, 2012), as well as completion of an additional $10 million Underwritten Offering. In total, the Company sold an aggregate of 2,604,086 shares of common stock at an average weighted price of $17.31 per share, for aggregate net proceeds of $43.6 million.

The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.19% at December 31, 2012, as compared to a total risk based capital ratio of 11.84% at December 31, 2011. The combination of strong earnings over the twelve months ended December 31, 2012, the At the Market and Underwritten Offering capital raises noted above and issuances under stock options and employee stock purchase plans have enabled the Company to increase regulatory capital ratios, while continuing substantial balance sheet growth. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 8.50% at December 31, 2012, from 7.29% at December 31, 2011. As compared to September 30, 2012, the tangible common equity ratio declined by 38 basis points due to substantial growth in total assets in the fourth quarter of 2012.

At December 31, 2012, the Company’s nonperforming assets amounted to $36.0 million, representing 1.06% of total assets, compared to $36.0 million of nonperforming assets, or 1.27% of total assets at December 31, 2011 and $37.3 million of nonperforming assets, or 1.25% of total assets at September 30, 2012. Management remains attentive to early signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.50% of total loans (excluding loans held for sale) at December 31, 2012, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 122% of nonperforming loans at December 31, 2012, as compared to 90% at December 31, 2011 and 110% at September 30, 2012, respectively. Included in nonperforming assets at December 31, 2012 were $5.3 million of other real estate owned (“OREO”) as compared to $3.2 million at December 31, 2011 and $4.9 million at September 30, 2012.

Analysis of the three months ended December 31, 2012 compared to December 31, 2011

As reported in October 2011, EagleBank became the escrow depository in mid-September 2011 of approximately $620 million of noninterest bearing deposits resulting from a long term client relationship (the “settlement deposit”). The deposits, as expected, were substantially withdrawn in the fourth quarter of 2011. While this large and unusual transaction did not impact 2012 results, these funds contributed approximately $140 thousand to net earnings in the fourth quarter of 2011 and $170 thousand to earnings for the full year 2011 and significantly impacted a number of financial ratios and metrics. To allow for appropriate comparisons, we make certain parenthetical comments in this earnings press release, in order to compute the relevant non-GAAP ratios on a basis which excludes this large and unusual short-term transaction.

For the three months ended December 31, 2012, the Company reported an annualized return on average assets (“ROAA”) of 1.25% as compared to 0.91% (1.03% excluding the effect of the settlement deposit) for the three months ended December 31, 2011. The annualized return on average common equity (“ROAE”) for the quarter ended December 31, 2012 was 13.95%, as compared to 13.40% for the quarter ended December 31, 2011. The higher ROAA and ROAE ratios for the fourth quarter of 2012 as compared to 2011 are due to an expanded net interest margin and higher noninterest income.

Net interest income increased 23% for the three months ended December 31, 2012 over the same period in 2011, resulting from a combination of strong average balance sheet growth and net interest margin expansion, as the mix of earning assets shifted to higher yield assets and the cost of funds declined, as compared to the same quarter in 2011. As compared to the fourth quarter of 2011, average earning assets increased by 4% for the fourth quarter of 2012 (20% excluding the effect of the settlement deposit). For the three months ended December 31, 2012, the net interest margin was 4.31% as compared to 3.65% (4.16% excluding the effect of the settlement deposit) for the three months ended December 31, 2011. The Company’s net interest margin remains favorable compared to peers.

The provision for credit losses was $4.1 million for the three months ended December 31, 2012 as compared to $2.8 million for the three months ended December 31, 2011. At December 31, 2012 the allowance for credit losses represented 1.50% of loans outstanding, as compared to 1.44% and 1.48% at December 31, 2011 and September 30, 2012, respectively. The allowance for credit losses represented 122% of nonperforming loans at December 31, 2012, as compared to 90% at December 31, 2011 and 110% at September 30, 2012, respectively. The higher provisioning in the fourth quarter of 2012, as compared to the fourth quarter of 2011, is due to change in loan mix, loan growth and higher net charge-offs. Net charge-offs of $2.2 million in the fourth quarter of 2012 represented 0.37% of average loans, excluding loans held for sale, as compared to $1.7 million or 0.34% of average loans, excluding loans held for sale, in the fourth quarter of 2011. Net charge-offs in the fourth quarter of 2012 were primarily attributable to commercial and industrial loans ($1.4 million), construction loans ($459 thousand), home equity and consumer loans ($195 thousand), and the unguaranteed portion of SBA loans ($111 thousand).

Noninterest income for the three months ended December 31, 2012 increased to $6.1 million from $3.9 million for the three months ended December 31, 2011, a 57% increase. This increase was due primarily to an increase of $1.9 million in gains on sales of residential mortgage loans in the fourth quarter of 2012 as compared to the fourth quarter of 2011, resulting from substantially higher volumes of residential mortgage refinancing activity. Other income increased $365 thousand in the fourth quarter of 2012 as compared to the fourth quarter of 2011, a 65% increase due substantially to loan fee income and ATM fees. Investment securities losses amounted to $75 thousand for the fourth quarter of 2012, as compared to no investment gains or losses for the fourth quarter of 2011. Excluding investment securities losses, total noninterest income was $6.1 million for the fourth quarter of 2012, as compared to $3.9 million for the fourth quarter of 2011, an increase of 59%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 49.82% for the fourth quarter of 2012, as compared to 56.97% for the fourth quarter of 2011. Noninterest expenses were $20.3 million for the three months ended December 31, 2012, as compared to $18.3 million for the three months ended December 31, 2011, an 11% increase. Cost increases for salaries and benefits were $2.0 million, due to staffing increases primarily as a result of growth in residential lending, as well as additional commercial lending and branch personnel and merit and benefit cost increases, increases in incentive pay. Premises and equipment expenses were $288 thousand higher, due to the cost of  new branch offices, a new commercial lending office, two new residential lending offices and normal increases in leasing costs.

Analysis of the twelve months ended December 31, 2012 compared to December 31, 2011

For the twelve months ended December 31, 2012, the Company reported an ROAA of 1.18% as compared to 0.97% (1.01% excluding the effect of the settlement deposit) for the twelve months of 2011, while the ROAE was 14.14% in 2012, as compared to 11.71% for the same twelve month period in 2011. The increase in these ratios was due to an expanded net interest margin, higher noninterest income and improved operating efficiency.

A lower dividend rate on preferred stock contributed approximately $945 thousand of the aggregate $11.7 million increase in earnings available to common shareholders for the twelve months ended December 31, 2012 as compared to the same period in 2011.

For the twelve months of 2012, net interest income increased 29% over the same period for 2011. This increase was attributed to both an increase in average earning assets of 19% and  an increase in the net interest margin to 4.32% for the twelve months of 2012, as compared to 3.99% (4.17% excluding the effect of the settlement deposit) for the twelve months of 2011. The Company has been able to maintain its loan portfolio yields in 2012 close to 2011 levels due to loan pricing practices, and has experienced a significant increase in the mix of average loans held for sale, which has benefited earning asset yields, and has seen a reduction in its funding costs while maintaining a favorable deposit mix.

The provision for credit losses was $16.2 million for the twelve months of 2012 as compared to $11.0 million in 2011. The higher provisioning in 2012 as compared to 2011 is attributable to the change in loan mix, higher reserves for classified loans, loan growth, and higher net charge-offs in the twelve months of 2012 compared to 2011. For the twelve months ended December 31, 2012, net charge-offs totaled $8.4 million (0.37% of average loans) compared to $6.1 million (0.32% of average loans) for the twelve months ended December 31, 2011. Net charge-offs in the twelve months ended December 31, 2012 were primarily attributable to commercial and industrial loans ($3.1 million), construction loans ($2.5 million), commercial real estate loans ($1.2 million), home equity and consumer loans ($970 thousand), owner occupied real estate ($350 thousand) and the unguaranteed portion of SBA loans ($248 thousand).

Noninterest income for the twelve months of 2012 was $21.4 million compared to $13.5 million in 2011, an increase of 58%. This increase was due primarily to an $8.0 million increase in gains realized on the sale of residential mortgage loans. Service charges on deposit accounts increased $619 thousand in 2012 as compared to 2011, a 19% increase. Other noninterest income increased by $652 thousand primarily due to other loan income and ATM fees. Investment securities gains were $690 thousand for the twelve months in 2012 as compared to $1.4 million for the same period in 2011. A $529 thousand loss on the early extinguishment of debt was realized in 2012 due to restructuring of FHLB advances. Excluding investment securities gains and the loss on the early extinguishment of debt, total noninterest income was $21.2 million for the twelve months of 2012 as compared to $12.1 million for 2011, a 76% increase.

Noninterest expenses were $76.5 million for the twelve months of 2012, as compared to $63.3 million for 2011, a 21% increase. Cost increases for salaries and benefits were $9.2 million due to staffing increases primarily as a result of growth in residential lending, commercial lending and branch personnel and merit increases, incentive compensation and benefits increases. Premises and equipment expenses were $1.8 million higher due primarily to the cost of new branch offices, a new commercial lending office, two new residential lending offices and normal increases in leasing costs. Data processing costs increased by $861 thousand due to system enhancements and expanded customer transaction costs. Legal, accounting, and professional fees increases of $279 thousand were due substantially to higher professional fees, resolution of problem loans and related collection costs. FDIC insurance premiums were $106 thousand lower due to FDIC premium rate declines which took effect on April 1, 2011. Other expenses increased for the twelve months of 2012 versus 2011 by $1.1 million due substantially to increases in broker fees, other losses, and telephone.  For the twelve months of 2012, the efficiency ratio improved to 51.40% as compared to 56.22% for the same period in 2011 and the ratio of noninterest expenses to average assets was 2.55% for the twelve months ended December 31, 2012 as compared to 2.51% for the same period in 2011.

At December 31, 2012, the Company had a total risk based capital ratio of 12.19%, a Tier 1 risk based capital ratio of 10.80%, and a Tier 1 leverage ratio of 10.44%, all measures substantially above the regulatory requirements for well capitalized status.

The financial information which follows provides more detail on the Company’s financial performance for the twelve and three months ended December 31, 2012 as compared to the twelve and three months ended December 31, 2011, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through seventeen full service branch offices, located in Montgomery County, Maryland; Washington, D.C.; and Arlington and Fairfax Counties, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the fourth quarter 2012 financial results on Thursday, January 24, 2013 at 10:00 a.m. eastern standard time.  The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 86070079, or by accessing the call on the Company’s website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company’s website through February 8, 2013.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic and current reports filed with the SEC.  Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)	Twelve Months Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Income Statements:
Total interest income	$141,943	$119,124	$38,164	$33,091
Total interest expense	14,414	20,077	3,427	4,820
Net interest income	127,529	99,047	34,737	28,271
Provision for credit losses	16,190	10,983	4,139	2,765
Net interest income after provision for credit losses	111,339	88,064	30,598	25,506
Noninterest income (before investment gains/losses & extinguishment of debt)	21,203	12,056	6,135	3,864
Gain/(loss) on sale of investment securities	690	1,445	(75)	-
Loss on early extinguishment of debt	(529)	-	-	-
Total noninterest income	21,364	13,501	6,060	3,864
Total noninterest expense	76,531	63,276	20,325	18,307
Income before income tax expense	56,172	38,289	16,333	11,063
Income tax expense	20,883	13,731	6,135	3,889
Net income	35,289	24,558	10,198	7,174
Preferred stock dividends and discount accretion	566	1,511	141	142
Net income available to common shareholders	$34,723	$23,047	$10,057	$7,032

Per Share Data:
Earnings per weighted average common share, basic	$1.65	$1.16	$0.44	$0.35
Earnings per weighted average common share, diluted	$1.61	$1.14	$0.43	$0.35
Weighted average common shares outstanding, basic	21,032,624	19,835,534	22,650,761	19,867,533
Weighted average common shares outstanding, diluted	21,585,286	20,287,812	23,274,203	20,281,294
Actual shares outstanding	22,954,889	19,952,844	22,954,889	19,952,844
Book value per common share at period end	$12.78	$10.53	$12.78	$10.53
Tangible book value per common share at period end (1)	$12.62	$10.32	$12.62	$10.32

Performance Ratios (annualized):
Return on average assets (2)	1.18%	0.97%	1.25%	0.91%
Return on average common equity (2)	14.14%	11.71%	13.95%	13.40%
Net interest margin (2)	4.32%	3.99%	4.31%	3.65%
Efficiency ratio (3)	51.40%	56.22%	49.82%	56.97%

Other Ratios:
Allowance for credit losses to total loans	1.50%	1.44%	1.50%	1.44%
Allowance for credit losses to total nonperforming loans	122.19%	90.42%	122.19%	90.42%
Nonperforming loans to total loans	1.23%	1.59%	1.23%	1.59%
Nonperforming assets to total assets (2)	1.06%	1.27%	1.06%	1.27%
Net charge-offs (annualized) to average loans	0.37%	0.32%	0.37%	0.34%
Common equity to total assets (2)	8.60%	7.42%	8.60%	7.42%
Tier 1 leverage ratio	10.44%	8.21%	10.44%	8.21%
Tier 1 risk based capital ratio	10.80%	10.33%	10.80%	10.33%
Total risk based capital ratio	12.19%	11.84%	12.19%	11.84%
Tangible common equity to tangible assets (1) (2)	8.50%	7.29%	8.50%	7.29%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$545,070	$478,886	$545,070	$478,886
Commercial real estate - owner occupied	$297,857	$250,174	$297,857	$250,174
Commercial real estate - income producing	$914,636	$756,643	$914,636	$756,643
1-4 Family mortgage	$61,871	$39,552	$61,871	$39,552
Construction - commercial and residential	$533,722	$395,267	$533,722	$395,267
Construction - C&I (owner occupied)	$28,808	$34,402	$28,808	$34,402
Home equity	$106,844	$97,103	$106,844	$97,103
Other consumer	$4,285	$4,227	$4,285	$4,227

Average Balances (in thousands):
Total assets (2)	$2,997,994	$2,523,592	$3,247,498	$3,111,952
Total earning assets (2)	$2,953,417	$2,482,625	$3,203,462	$3,071,903
Total loans held for sale	$140,167	$63,198	$186,122	$177,116
Total loans	$2,281,027	$1,895,268	$2,442,418	$2,030,986
Total deposits (2)	$2,541,151	$2,113,517	$2,748,567	$2,652,707
Total borrowings	$143,542	$165,689	$137,525	$183,632
Total shareholders’ equity	$302,234	$235,342	$343,401	$264,833

Use of Non-GAAP Financial Measures

The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

(1)
Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2)
The reported GAAP figures below have been adjusted for the $620 million settlement deposit received in connection with a class action settlement September 13, 2011 and which was disbursed by year end 2011.  In the interim, the deposit was invested in excess reserves at the Federal Reserve. As the magnitude of the deposit distorts the operational results of the Company, the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of this deposit. The settlement deposit resulted in approximately $254,000 and $326,000 of interest income and $140,000 and $170,000 of income, net of tax, during the three and twelve months periods ended December 31, 2011. The Company considers this information important to enable shareholders and other interested parties to assess the core operational performance of the Company.

(3)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
Common shareholders' equity	$293,376	$210,111
Less: Intangible assets	(3,785)	(4,145)
Tangible common equity	$289,591	$205,966

Book value per common share	$12.78	$10.53
Less: Intangible book value per common share	(0.16)	(0.21)
Tangible book value per common share	$12.62	$10.32

Total assets	$3,409,441	$2,831,255
Less: Intangible assets	(3,785)	(4,145)
Tangible assets	$3,405,656	$2,827,110
Tangible common equity ratio	8.50%	7.29%

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended December 31,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Total earning assets	$3,203,462	$38,164	4.74%	$3,071,903	$33,091	4.27%
Less: settlement deposit	-	-	-	(396,710)	(254)	(0.25%)
Adjusted earning assets	$3,203,462	$38,164	4.74%	$2,675,193	$32,837	4.87%

Total interest bearing liabilities	$2,032,596	$3,427	0.67%	$1,858,912	$4,820	1.03%

Adjusted interest spread			4.07%			3.84%
Adjusted interest margin			4.31%			4.16%

Change in average earning assets					Increase/(Decrease)	Percentage
Total earning assets	$3,203,462			$3,071,903	$131,559	4.28%
Less: settlement deposit	-			(396,710)	-
Adjusted earning assets	$3,203,462			$2,675,193	$528,269	19.75%

	Twelve Months Ended December 31,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Total earning assets	$2,953,417	$141,943	4.81%	$2,482,625	$119,124	4.80%
Less: settlement deposit	-	-	-	(117,990)	(326)	(0.28%)
Adjusted earning assets	$2,953,417	$141,943	4.81%	$2,364,635	$118,798	5.02%

Total interest bearing liabilities	$1,903,453	$14,414	0.76%	$1,679,855	$20,077	1.20%

Adjusted interest spread			4.05%			3.83%
Adjusted interest margin			4.32%			4.17%

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011

Net income	$35,289	$24,558	$10,198	$7,174
Less: settlement deposit	-	(170)	-	(140)
Adjusted net income	$35,289	$24,388	$10,198	$7,034

Average total assets	$2,997,994	$2,523,592	$3,247,498	$3,111,952
Less: settlement deposit	-	(117,990)	-	(396,710)
Adjusted average total assets	$2,997,994	$2,405,602	$3,247,498	$2,715,242

Adjusted return on average assets	1.18%	1.01%	1.25%	1.03%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$7,439	$6,780	$5,374
Federal funds sold	7,852	4,173	21,785
Interest bearing deposits with banks and other short-term investments	324,043	46,752	205,252
Investment securities available for sale, at fair value	299,820	296,363	313,811
Federal Reserve and Federal Home Loan Bank stock	10,694	12,031	10,242
Loans held for sale	226,923	171,241	176,826
Loans	2,493,095	2,397,669	2,056,256
Less allowance for credit losses	(37,492)	(35,582)	(29,653)
Loans, net	2,455,603	2,362,087	2,026,603
Premises and equipment, net	15,261	14,472	12,320
Deferred income taxes	19,128	16,413	14,673
Bank owned life insurance	14,135	14,036	13,743
Intangible assets, net	3,785	3,895	4,145
Other real estate owned	5,299	4,923	3,225
Other assets	19,459	23,022	23,256
Total Assets	$3,409,441	$2,976,188	$2,831,255

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$881,390	$796,654	$688,506
Interest bearing transaction	113,813	112,901	80,105
Savings and money market	1,374,869	1,180,894	1,068,370
Time, $100,000 or more	232,875	242,159	332,470
Other time	294,275	182,381	222,644
Total deposits	2,897,222	2,514,989	2,392,095
Customer repurchase agreements	101,338	75,368	103,362
Other short-term borrowings	-	10,000	-
Long-term borrowings	39,300	39,300	49,300
Other liabilities	21,605	12,132	19,787
Total liabilities	3,059,465	2,651,789	2,564,544

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at December 31, 2012, September 30, 2012 and December 31, 2011	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 22,954,889, 22,040,006 and 19,952,844, respectively	226	217	197
Warrant	946	946	946
Additional paid in capital	180,593	164,522	127,670
Retained earnings	106,146	96,088	76,423
Accumulated other comprehensive income	5,465	6,026	4,875
Total Shareholders' Equity	349,976	324,399	266,711
Total Liabilities and Shareholders' Equity	$3,409,441	$2,976,188	$2,831,255

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Twelve Months Ended December 31,		Three Months Ended December 31,
Interest Income	2012	2011	2012	2011
Interest and fees on loans	$134,600	$112,320	$36,439	$31,307
Interest and dividends on investment securities	6,824	6,181	1,545	1,427
Interest on balances with other banks and short-term investments	475	513	177	341
Interest on federal funds sold	44	110	3	16
Total interest income	141,943	119,124	38,164	33,091
Interest Expense
Interest on deposits	12,057	17,248	2,927	4,127
Interest on customer repurchase agreements	325	685	75	152
Interest on short-term borrowings	3	-	1	-
Interest on long-term borrowings	2,029	2,144	424	541
Total interest expense	14,414	20,077	3,427	4,820
Net Interest Income	127,529	99,047	34,737	28,271
Provision for Credit Losses	16,190	10,983	4,139	2,765
Net Interest Income After Provision For Credit Losses	111,339	88,064	30,598	25,506

Noninterest Income
Service charges on deposits	3,937	3,318	1,035	1,017
Gain on sale of loans	13,942	6,057	4,075	2,185
Gain/(loss) on sale of investment securities	690	1,445	(75)	-
Loss on early extinguishment of debt	(529)	-	-	-
Increase in the cash surrender value of bank owned life insurance	392	401	98	100
Other income	2,932	2,280	927	562
Total noninterest income	21,364	13,501	6,060	3,864
Noninterest Expense
Salaries and employee benefits	43,684	34,518	12,164	10,183
Premises and equipment expenses	10,218	8,371	2,677	2,389
Marketing and advertising	1,759	1,626	419	411
Data processing	4,415	3,554	1,142	1,077
Legal, accounting and professional fees	4,253	3,974	938	1,104
FDIC insurance	2,089	2,195	536	567
Other expenses	10,113	9,038	2,449	2,576
Total noninterest expense	76,531	63,276	20,325	18,307
Income Before Income Tax Expense	56,172	38,289	16,333	11,063
Income Tax Expense	20,883	13,731	6,135	3,889
Net Income	35,289	24,558	10,198	7,174
Preferred Stock Dividends and Discount Accretion	566	1,511	141	142
Net Income Available to Common Shareholders	$34,723	$23,047	$10,057	$7,032

Earnings Per Common Share
Basic	$1.65	$1.16	$0.44	$0.35
Diluted	$1.61	$1.14	$0.43	$0.35

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$258,577	$177	0.27%	$539,924	$341	0.25%
Loans held for sale (1)	186,122	1,600	3.44%	177,116	1,724	3.89%
Loans (1) (2)	2,442,418	34,839	5.67%	2,030,986	29,583	5.78%
Investment securities available for sale (2)	310,851	1,545	1.98%	301,517	1,427	1.88%
Federal funds sold	5,494	3	0.22%	22,360	16	0.28%
Total interest earning assets	3,203,462	38,164	4.74%	3,071,903	33,091	4.27%

Total noninterest earning assets	80,580	68,745
Less: allowance for credit losses	36,544	28,696
Total noninterest earning assets	44,036	40,049
TOTAL ASSETS	$3,247,498	$3,111,952

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$110,688	$93	0.33%	$73,577	$73	0.39%
Savings and money market	1,312,792	1,528	0.46%	1,031,079	2,085	0.80%
Time deposits	471,591	1,306	1.10%	570,624	1,969	1.37%
Total interest bearing deposits	1,895,071	2,927	0.61%	1,675,280	4,127	0.98%
Customer repurchase agreements	97,622	75	0.31%	134,332	152	0.45%
Other short-term borrowings	603	1	-	-	-	-
Long-term borrowings	39,300	424	4.22%	49,300	541	4.29%
Total interest bearing liabilities	2,032,596	3,427	0.67%	1,858,912	4,820	1.03%

Noninterest bearing liabilities:
Noninterest bearing demand	853,496	977,427
Other liabilities	18,005	10,780
Total noninterest bearing liabilities	871,501	988,207

Shareholders’ equity	343,401	264,833
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,247,498	$3,111,952

Net interest income	$34,737		$28,271
Net interest spread		4.07%		3.24%
Net interest margin		4.31%		3.65%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.7 million and $1.2 million for the three months ended December 31, 2012 and 2011, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Twelve Months Ended December 31,
	2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$186,157	$475	0.26%	$206,894	$513	0.25%
Loans held for sale (1)	140,167	4,945	3.53%	63,198	2,458	3.89%
Loans (1) (2)	2,281,027	129,655	5.68%	1,895,268	109,862	5.80%
Investment securities available for sale (2)	330,670	6,824	2.06%	266,758	6,181	2.32%
Federal funds sold	15,396	44	0.29%	50,507	110	0.22%
Total interest earning assets	2,953,417	141,943	4.81%	2,482,625	119,124	4.80%

Total noninterest earning assets	77,827	67,882
Less: allowance for credit losses	33,250	26,915
Total noninterest earning assets	44,577	40,967
TOTAL ASSETS	$2,997,994	$2,523,592

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$94,848	$289	0.30%	$64,849	$236	0.36%
Savings and money market	1,183,402	5,946	0.50%	869,971	8,488	0.98%
Time deposits	481,661	5,822	1.21%	579,346	8,524	1.47%
Total interest bearing deposits	1,759,911	12,057	0.69%	1,514,166	17,248	1.14%
Customer repurchase agreements	96,141	325	0.34%	116,367	685	0.59%
Other short-term borrowings	697	3	-	22	-	-
Long-term borrowings	46,704	2,029	4.27%	49,300	2,144	4.35%
Total interest bearing liabilities	1,903,453	14,414	0.76%	1,679,855	20,077	1.20%

Noninterest bearing liabilities:
Noninterest bearing demand	781,240	599,351
Other liabilities	11,067	9,044
Total noninterest bearing liabilities	792,307	608,395

Shareholders’ equity	302,234	235,342
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,997,994	$2,523,592

Net interest income	$127,529		$99,047
Net interest spread		4.05%		3.60%
Net interest margin		4.32%		3.99%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $5.4 million and $4.3 million for the twelve months ended December 31, 2012 and 2011, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2012	2012	2012	2012	2011	2011	2011	2011
Total interest income	$38,164	$36,636	$34,575	$32,568	$33,091	$30,741	$28,996	$26,296
Total interest expense	3,427	3,328	3,561	4,098	4,820	5,365	5,102	4,790
Net interest income	34,737	33,308	31,014	28,470	28,271	25,376	23,894	21,506
Provision for credit losses	4,139	3,638	4,443	3,970	2,765	2,887	3,215	2,116
Net interest income after provision for credit losses	30,598	29,670	26,571	24,500	25,506	22,489	20,679	19,390
Noninterest income (before investment gains/losses & extinguishment of debt)	6,135	4,916	4,293	5,859	3,864	2,657	2,602	2,933
Gain/(loss) on sale of investment securities	(75)	464	148	153	-	854	591	-
Loss on early extinguishment of debt	-	(529)	-	-	-	-	-	-
Total noninterest income	6,060	4,851	4,441	6,012	3,864	3,511	3,193	2,933
Salaries and employee benefits	12,164	10,807	10,289	10,424	10,183	9,263	7,761	7,311
Premises and equipment	2,677	2,562	2,469	2,510	2,389	1,939	2,052	1,991
Marketing and advertising	419	497	557	286	411	234	747	234
Other expenses	5,065	5,241	5,222	5,342	5,324	4,287	4,373	4,777
Total noninterest expense	20,325	19,107	18,537	18,562	18,307	15,723	14,933	14,313
Income before income tax expense	16,333	15,414	12,475	11,950	11,063	10,277	8,939	8,010
Income tax expense	6,135	5,739	4,692	4,317	3,889	3,783	3,185	2,874
Net income	10,198	9,675	7,783	7,633	7,174	6,494	5,754	5,136
Preferred stock dividends and discount accretion	141	142	142	141	142	166	883	320
Net income available to common shareholders	$10,057	$9,533	$7,641	$7,492	$7,032	$6,328	$4,871	$4,816

Per Share Data:
Earnings per weighted average common share, basic	$0.44	$0.45	$0.38	$0.37	$0.35	$0.32	$0.25	$0.24
Earnings per weighted average common share, diluted	$0.43	$0.44	$0.37	$0.36	$0.35	$0.31	$0.24	$0.24
Weighted average common shares outstanding, basic	22,650,761	21,052,773	20,297,996	20,110,948	19,919,434	19,867,533	20,050,894	19,716,814
Weighted average common shares outstanding, diluted	23,274,203	21,606,005	20,807,410	20,623,681	20,370,108	20,281,294	20,495,291	20,215,244
Actual shares outstanding	22,954,889	22,040,006	20,591,233	20,220,166	19,952,844	19,890,597	19,849,042	19,811,532
Book value per common share at period end	$12.78	$12.15	$11.35	$10.85	$10.53	$10.15	$9.76	$9.46

Performance Ratios (annualized):
Return on average assets	1.25%	1.27%	1.08%	1.08%	0.91%	1.00%	1.01%	0.98%
Return on average common equity	13.95%	15.20%	13.52%	13.80%	13.40%	12.55%	10.16%	10.49%
Net interest margin	4.31%	4.44%	4.39%	4.11%	3.65%	3.98%	4.32%	4.23%
Efficiency ratio (1)	49.82%	50.07%	52.28%	53.83%	56.97%	54.43%	55.13%	58.57%

Other Ratios:
Allowance for credit losses to total loans (2)	1.50%	1.48%	1.47%	1.46%	1.44%	1.41%	1.41%	1.43%
Nonperforming loans to total loans	1.23%	1.35%	1.42%	1.68%	1.59%	1.55%	1.60%	1.85%
Nonperforming assets to total assets	1.06%	1.25%	1.26%	1.41%	1.27%	1.07%	1.47%	1.68%
Net charge-offs (annualized) to average loans	0.37%	0.36%	0.40%	0.34%	0.34%	0.36%	0.28%	0.30%
Tier 1 leverage ratio	10.44%	10.36%	9.65%	9.33%	8.21%	9.61%	9.07%	9.44%
Tier 1 risk based capital ratio	10.80%	10.73%	10.09%	10.08%	10.33%	10.49%	9.64%	10.03%
Total risk based capital ratio	12.19%	12.21%	11.60%	11.59%	11.84%	12.11%	11.33%	11.75%

Average Balances (in thousands):
Total assets	$3,247,498	$3,022,584	$2,888,188	$2,830,693	$3,111,952	$2,569,970	$2,278,329	$2,122,677
Total earning assets	$3,203,462	$2,977,950	$2,844,491	$2,784,747	$3,071,903	$2,531,768	$2,220,137	$2,063,557
Total loans held for sale	$186,122	$158,011	$95,734	$120,098	$177,116	$35,320	$19,419	$19,532
Total loans	$2,442,418	$2,346,046	$2,246,644	$2,086,511	$2,030,986	$1,967,214	$1,864,722	$1,713,854
Total deposits	$2,748,567	$2,572,022	$2,447,985	$2,393,413	$2,652,707	$2,124,274	$1,902,837	$1,764,373
Total borrowings	$137,525	$132,955	$150,644	$153,227	$183,632	$184,874	$153,108	$140,456
Total stockholders’ equity	$343,401	$306,072	$284,040	$274,923	$264,833	$251,916	$214,926	$208,833

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.